Exhibit 99.1

Sio Gene Therapies Announces Fiscal Year 2021 Year-End Financial Results

NEW YORK, NY, AND DURHAM, NC, June 14, 2022 (GLOBE NEWSWIRE) – Sio Gene Therapies Inc. (NASDAQ: SIOX) today provided financial results for its fiscal year ended March 31, 2022.

Fiscal Fourth Quarter Financial Summary

For the fourth fiscal quarter ended March 31, 2022, research and development expenses were $12.6 million, an increase of $4.4 million compared to the prior year quarter. The current period increase was primarily related to increased AXO-AAV-GM1 clinical trial material manufacturing expenses.

General and administrative expenses for the fourth fiscal quarter ended March 31, 2022 were $0.5 million, a decrease of $3.5 million compared to the prior year quarter. $3.4 million of the decrease was stock-based compensation expense primarily associated with a reversal of expense related to certain equity instruments of our affiliate, Roivant Sciences Ltd. ("RSL"), held by our former CEO (the "RSL Equity Instruments"), who resigned in January 2022. Expensing of the RSL Equity Instruments commenced upon the liquidity event vesting condition being met upon the closing of RSL's business combination with Montes Archimedes Acquisition Corp. on September 30, 2021.

The net loss for the fourth fiscal quarter ended March 31, 2022 was $13.3 million, or $0.18 per share, compared to a net loss of $3.3 million, or $0.05 per share, in the prior year quarter.

Fiscal Year Financial Summary

For the fiscal year ended March 31, 2022, research and development expenses were $53.4 million, an increase of $28.5 million compared to the fiscal year ended March 31, 2021. The current period increase was primarily related to (i) a $10.8 million increase in AXO-AAV-GM1 program expenses primarily related to clinical trial material manufacturing expenses (not including a milestone payment disclosed in (iii)), (ii) a $7.0 million increase in AXO-AAV-GM2 program expenses primarily related to non-GMP and GMP manufacturing expenses and clinical trial expenses (not including a milestone payment disclosed in (iii)), (iii) $5.0 million in total milestone payments in the year ended March 31, 2022 under the AXO-AAV-GM1 ($1.5 million), AXO-AAV-GM2 ($1.5 million) and AXO-Lenti-PD ($2.0 million) programs.

General and administrative expenses for the fiscal year ended March 31, 2022 were $18.2 million, an increase of $0.9 million compared to the fiscal year ended March 31, 2021.

The current period increase was primarily related to an increase of $3.9 million of stock-based compensation expense associated with the "RSL Equity Instruments This increase was partially offset by decreases of (i) $1.7 million for rent, depreciation and facility expenses primarily due to the downsizing of our New York office footprint, (ii) $0.7 million for tax, auditing and accounting fees resulting primarily from the simplification of our corporate structure and the domestication of Sio Gene Therapies Inc. from Bermuda to Delaware that was completed in November 2020, and (iii) $0.7 million for stock-based compensation expense unrelated to the RSL Equity Instruments.

The net loss for the fiscal year ended March 31, 2022 was $71.9 million, or $0.98 per share, compared to a net loss of $32.4 million, or $0.62 per share, in the fiscal year ended March 31, 2021.

As of March 31, 2022, we had $63.7 million of cash and cash equivalents. We hold no short-term or long-term debt on the balance sheet.

Forward-Looking Statements
This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "expect," "estimate," "may" and other similar expressions are intended to identify forward-looking statements. For example, all statements Sio makes regarding costs associated with its operating activities and funding requirements and/or cash burn runway are forward-looking. All forward-looking statements are based on estimates and assumptions by Sio’s management that, although Sio believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Sio expected. Such risks and uncertainties include, among others, the impact of the Covid-19 pandemic on Sio’s operations; the actual funds required for planned operating activities, including wind-down activities for clinical programs and exploration of strategic alternatives; costs and risks related to headcount reductions and capital conservation plans; the ability to explore and execute upon strategic alternatives; the ability to efficiently wind down clinical programs and conduct required activities during wind down processes; and the outcome of interactions with regulatory agencies. These statements are also subject to a number of material risks and uncertainties that are described in Sio’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 14, 2022, as updated by its subsequent filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made. Sio undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media

Josephine Belluardo, Ph.D.
LifeSci Communications
(646) 751-4361
jo@lifescicomms.com
info@siogtx.com

Investors and Analysts

David W. Nassif
Sio Gene Therapies Inc.
Chief Executive Officer, Chief Financial Officer and General Counsel
david.nassif@siogtx.com

SIO GENE THERAPIES INC.
Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended March 31,		Years Ended March 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)
Operating expenses:
Research and development expenses
(includes stock-based compensation expense of $235 and $303 for the three months ended March 31, 2022 and 2021, respectively, and $1,286 and $1,583 for the years ended March 31, 2022 and 2021, respectively)	$12,606	$8,244	$53,399	$24,903
General and administrative expenses
(includes stock-based compensation expense of $(2,827) and $615 for the three months ended March 31, 2022 and 2021, respectively, and $6,139 and $2,909 for the years ended March 31, 2022 and 2021, respectively)	470	3,965	18,163	17,294
Total operating expenses	13,076	12,209	71,562	42,197
Other expenses (income):
Interest expense	8	1	27	799
Other expense (income)	(47)	(8,971)	39	(10,359)
Loss before income tax expense (benefit)	(13,037)	(3,239)	(71,628)	(32,637)
Income tax expense (benefit)	287	92	259	(212)
Net loss	$(13,324)	$(3,331)	$(71,887)	$(32,425)
Net loss per share of common stock — basic and diluted	$(0.18)	$(0.05)	$(0.98)	$(0.62)
Weighted-average shares of common stock outstanding — basic and diluted	73,714,743	66,251,597	73,211,565	52,181,398

SIO GENE THERAPIES INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31, 2022	March 31, 2021
Assets
Current assets:
Cash and cash equivalents	$63,729	$118,986
Restricted cash	1,184	—
Receivable from sale of long-term investment	—	4,343
Prepaid expenses and other current assets	5,214	7,348
Income tax receivable	1,609	1,656
Total current assets	71,736	132,333
Long-term restricted cash	—	1,184
Operating lease right-of-use assets	2,444	1,152
Property and equipment, net	900	478
Total assets	$75,080	$135,147
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,984	$1,341
Accrued expenses	8,232	9,196
Current portion of operating lease liabilities	786	311
Total current liabilities	13,002	10,848
Operating lease liabilities, net of current portion	1,730	932
Total liabilities	14,732	11,780
Stockholders’ equity:
Common stock, par value $0.00001 per share, 1,000,000,000 shares authorized, 73,739,378 and 69,377,567 shares issued and outstanding at March 31, 2022 and March 31, 2021, respectively	1	1
Accumulated other comprehensive income	337	335
Additional paid-in capital	922,966	914,100
Accumulated deficit	(862,956)	(791,069)
Total stockholders’ equity	60,348	123,367
Total liabilities and stockholders’ equity	$75,080	$135,147

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